EXHIBIT 1.2

[FORM OF TERMS AGREEMENT]

MGE ENERGY, INC.

Medium-Term Notes

TERMS AGREEMENT

________, 2003

Agents
Addresses

Dear Sirs:

     MGE Energy, Inc., a Wisconsin corporation (the “Company”), confirms its agreement with _____ and _____ (the “Agents”) with respect to the issue and sale by the Company of its Medium-Term Notes, ______% Series due ______(the “Notes”). The Notes are to be issued pursuant to the Indenture (the “Indenture”) dated as of ______, 2003 between the Company and [______], as trustee.

     This Terms Agreement is entered into pursuant to, and hereby incorporates by reference all of the terms of, the Distribution Agreement dated ______, 2003 between the Company and the Agents, as Agents thereunder (“Distribution Agreement’). Capitalized terms used in this Terms Agreement have the definitions given to them in the Distribution Agreement.

     SECTION 1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agents as of the date hereof and as of the Settlement Date for the purchase, sale and delivery of the Notes to the Agents, that the representations and warranties of the Company in the Distribution Agreement are true and correct as if made as of the date hereof and as of the Settlement Date.

     SECTION 2. PURCHASE AND OFFERING. Subject to the terms and conditions hereof and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Agent, severally and not jointly, and each Agent agrees, severally and not jointly, to purchase from the company, at the purchase price and on the other terms set forth in Schedule I hereto, the principal amount of the Notes set forth opposite its name in Schedule I hereto, and the Notes shall have the terms set forth in Schedule I hereto, which is incorporated by reference in this Terms Agreement.

     SECTION 3. CONDITIONS TO THE OBLIGATIONS OF THE AGENTS. The respective obligations of the Agents under this Terms Agreement with respect to the Notes are subject to the accuracy, on the date hereof and on the Settlement Date, of the representations and warranties of the Company contained herein, to performance by the Company of its obligations contained in the Distribution Agreement and this Terms Agreement, and to each of the following additional terms and conditions:

(a) NO STOP ORDER. On the Settlement Date, no stop order suspending the effectiveness of the Registration Statement nor any order directed to any document incorporated by reference in the Prospectus shall be in effect and no stop order proceeding shall be pending or shall have been initiated or threatened by the SEC and no challenge shall have been made by the SEC to the accuracy or adequacy of any document incorporated by reference in the Prospectus; and any request of the SEC for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been fulfilled.

(b) LEGAL MATTERS. All corporate proceedings and other legal matters incident to the authorization, form and validity of this Terms Agreement, the Notes and the Registration Statement, the Prospectus and all other legal matters relating to this Terms Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all respects to, counsel for the Agents, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters (it being understood that such counsel shall not be required to pass on any financial statements and other financial data included in the Prospectus).

(c) OTHER CERTIFICATES, OPINIONS AND LETTERS. The Company shall have furnished to the Agents on the Settlement Date, (i) a written opinion of Stafford Rosenbaum LLP, Hunton & Williams or other counsel satisfactory to the Agents, dated the Settlement Date, complying with Section 5(c) of the Distribution Agreement; (ii) a certificate dated the Settlement Date complying with Section 5(d) of the Distribution Agreement; and (iii) a letter of PricewaterhouseCoopers LLP, dated the Settlement Date complying with Section 5(e) of the Distribution Agreement.

     SECTION 4. GOVERNING LAW. This Terms Agreement and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.

     SECTION 5. CERTAIN COSTS. Notwithstanding anything to the contrary in Section 4(q) of the Distribution Agreement, the Agents shall pay the fees and expenses of their counsel.

     SECTION 6. PARTIES. This Terms Agreement shall inure to the benefit of and be binding upon the Agents and the Company and their respective successors. Nothing expressed or mentioned in this Terms Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Section 9 of the Distribution Agreement and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Terms Agreement or any provision herein contained. This Terms Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and respective successors and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes shall be deemed to be a successor by reason merely of such purchase.

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     SECTION 7. EXECUTION IN COUNTERPARTS. This Terms Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     If the foregoing is in accordance with the Agents’ understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Agents and the Company in accordance with its terms.

Very truly yours,

MGE ENERGY, INC.

By: _________________________________ Name: Title:

Accepted:

AGENT

By: ______________________________
         Name:
         Title:

AGENT

By: _______________________________
         Name:
         Title:

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SCHEDULE I

     Terms Agreement dated ______, 2003, to Distribution Agreement dated ______, 2003, between MGE Energy, Inc. and ____________.

     Agents’ Address:

____________ ____________ ____________ ____________ ____________

Registration No. 333-______

Designation of Notes: ______% Series due ______

Maturity Date: ______, ______

Interest Rate per annum: ______%

Interest Payment Dates: ______and ______

First Interest Payment Date: ______, 20______

     Principal amount of Notes to be severally purchased by each Agent:

Agent	Amount

Total Principal Amount of Notes	$	_______
Purchase Price as percent of principal amount, plus accrued interest from _______, 2003		_____	%
Initial Public Offering Price as percent of principal amount, plus accrued interest from _______, 2003		_____	%
Dealer discount:
not in excess of		_____	%
Reallowance to dealers:
not in excess of		_____	%
Redemption Provisions:

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Form of Notes:	Book-Entry Notes
Settlement Date:	______, 2003
Settlement Time:	10:00 a.m., New York time
Place:	Hunton & Williams 1900 K Street, NW Washington, DC 20006
Payment:
[By transfer of same day Federal funds to, ABA #______, Account #______for credit to MGE Energy, Inc.]
Stand-Off Period:	The Company will not, without the prior written consent of the Agents, offer or sell, or enter into any agreement to offer or sell, any debt securities of the Company (other than the Notes and commercial paper in the ordinary course of business) until after the Settlement Date.

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